Exhibit 10.1

Equity Transfer Agreement

By and Between

Guangzhou Linda Electronic Co. Ltd.

(as Transferor)

and

Hong Kong International Lighting Co. Ltd.

(as Transferee)

Dated: March 11, 2010

Translated from Chinese

This Agreement is entered into by the following parties on March 11, 2010:

Transferor: Guangzhou Linda Electronic Co. Ltd.

Transferee: Hong Kong International Lighting Co. Ltd.

Both the Transferor and Transferee are the shareholders of Guangzhou Linda Illumination Industrial Co., Ltd. in which Transferor holds 75% equity and Transferor holds 25% equity. In order to enhance economic benefits, based on the principle of good faith and mutual benefit, and in accordance with the relevant laws and regulations of the People’s Republic of China, the parties to this Agreement have reached the following agreement through friendly consultation:

1. The Transferee-- Hong Kong International Lighting agrees to receive the 75% equity held by the Transferor--Guangzhou Linda Electronic Co. Ltd. by payment in cash.

2. The Transferee shall receive the above equity of the Transferor by payment of an aggregate amount of HK dollar Seven Hundred and Fifty Thousand (HKD 750,000).

3. After this agreements is effective and the Transferee pays an aggregate amount of HK dollar Seven Hundred and Fifty Thousand (HKD 750,000) to Transferor, transferee become proprietor shareholder of Guangzhou Linda Illumination Industrial Co., Ltd.

4. The equity transfer shall be deemed to have been closed after the Transferee has completed the formalities of amendment of registration with industry and commerce administration with the assistance of the Transferor. And all the cost of transfer shall be paid by Transferee.

5. When transferee receives the ownership of equity from transferor, transferee will adjust and promote the articles of association and relative documents, and to register the changes.

6. The claims and debts of Guangzhou Linda Illumination Industrial Co., Ltd before or after the transfer shall be claimed by the company. If there is compensation to the shareholders by law, the new shareholders shall assume the corresponding responsibility. Shareholders’ personal claims and debts will be still taken responsibility by themselves.

7. After equity transfer, Transferee shall enjoy the shareholders equity and assume obligations according to the proportion of its shareholding in the company; the Transferor will lose their shareholder identity and shareholder equity.

Translated from Chinese

8. This Agreement is signed in four originals. Each Party (Guangzhou Linda Electronic, Hong Kong International Lighting, and Guangzhou Linda Illumination Industrial) shall have one original, and one original shall be filed with the administration of industry and commerce.

9. This Agreement shall become effective as of the date when the legal representatives (or authorized representatives) of the Parties sign and affix the company seal to this Agreement.

Signature Page

(No Body Text on This Page)

Transferor:	Transferee:
Guangzhou Linda Electronic Co. Ltd.	Hong Kong International Lighting Co. Ltd
(Seal)	(Seal)

By:/s/ Shi Maolin, Shi Rong Qin Landan, Shi Chunfang	By: /s/ Shi Maolin

Legal Representative/Authorized Representative	Legal Representative/Authorized Representative

Dated: March 11, 2010